SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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LINCOLNWAY ENERGY, LLC

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January 23, 2013

Dear Member:

You are cordially invited to the annual meeting of the members of Lincolnway Energy, LLC, which will be held at the Holiday Inn Ames Conference Center, 2609 University Blvd., Ames, Iowa on Monday, March 4, 2013, commencing at 6:30 p.m.

The following documents are being made available to the members on Lincolnway Energy's website in connection with the annual meeting:

1.	Notice of Internet Availability of Proxy Materials

2.	Notice of Annual Meeting of Members

3.	This letter

4.	Proxy Statement

5.	2012 Annual Report

6.	Ballot

The Notice of Internet Availability of Proxy Materials and the Notice of Annual Meeting of Members were mailed to the members on or around January 23, 2013, in accordance with the rules of the Securities and Exchange Commission. The Ballot, along with a return envelope for the Ballot and another copy of the Notice of Internet Availability of Proxy Materials, will also be mailed to the members on or around February 4, 2013, as permitted by the rules of the Securities and Exchange Commission.

There are five proposals on the Ballot for the meeting.

One proposal on the Ballot is the ratification of the selection of McGladrey LLP as Lincolnway Energy, LLC's auditor for the fiscal year ending September 30, 2013.

Another proposal on the Ballot is to increase the number of directors from nine to ten. This proposal is being made because the directors believe it would be beneficial to Lincolnway Energy to add a director who has science and chemistry background and experience, and because the directors have identified a person who has significant experience and background in those areas in Dr. Gregory Geoffroy. Dr. Geoffroy has worked as a consultant with Lincolnway Energy since March 1, 2012, but the directors believe it would be beneficial to have Dr. Geoffroy become a director because there will be an ongoing need for that type of experience for Lincolnway Energy and with respect to the ethanol and biofuels industry in general. The directors also believe from their experience with Dr. Geoffroy as a consultant that he would otherwise contribute and work well as a director.

The longer term objective of the directors with respect to the proposed additional director position would be to continue to fill the position with a person who has science and chemistry experience and background or other skill sets, experience and background that is helpful to Lincolnway Energy, while also maintaining the skill sets and experience and backgrounds that are provided by the persons currently serving as directors.

Another proposal on the Ballot is the election of directors. If the proposal to increase the number of directors is approved, four directors will need to be elected at the annual meeting. In that case, the Directors recommend Jim Hill, Kurt Olson, Richard Johnson and Gregory Geoffroy. If that proposal is not approved, three directors will need to be elected. In that case, the Directors recommend Jim Hill, Richard Johnson and Kurt Olson, and the Directors contemplate continuing to retain Gregory Geoffroy as a consultant. In either case, there are five candidates for those director positions. The other nominee for election as a director is F. Warren Pitcher. Warren was nominated pursuant to the member nomination process in the Second Amended and Restated Operating Agreement.

The two other proposals on the Ballot are proposals to amend the Second Amended and Restated Operating Agreement of Lincolnway Energy (the "Operating Agreement").

One of those proposals is to amend Section 4.16(f) of the Operating Agreement to increase the number of units of Lincolnway Energy that can be issued without the vote of the members from 45,608 to 90,000.
Lincolnway Energy currently has 42,049 outstanding units, so under the existing Section 4.16(f), Lincolnway Energy can issue an additional 3,559 units without the approval of the members. If Section 4.16(f) is amended as proposed, Lincolnway Energy would be able to issue an additional 47,951 units without member approval.

The other proposal regarding the Operating Agreement is to delete Section 4.16(g). Section 4.16(g) provides that Lincolnway Energy cannot issue any units for a consideration or value of less than $500 per unit. If this proposal is adopted, Section 4.16 of the Operating Agreement will also be amended to reletter the remaining subparagraphs in Section 4.16 and to revise the internal references to subparagraphs within Section 4.16 accordingly, and all references to Section 4.16(g) in all other sections of the Operating Agreement will be deleted.

The Directors are recommending the amendment to Section 4.16(f) because the Directors believe that it would be prudent for Lincolnway Energy to have the flexibility to issue additional units given the difficult economic circumstances experienced by Lincolnway Energy and the ethanol industry in general during most of 2012 and that may continue into and through 2013. The issuance and sale of additional units would be one means of raising additional funds for Lincolnway Energy should that become necessary or advisable. The increase would also allow flexibility to consider the issuance of units in connection with any joint ventures or other business relationships that might be considered by Lincolnway Energy. The Directors are recommending deleting the $500 per unit minimum purchase price requirement for the same general reasons, and also because under current and at least near term anticipated conditions, Lincolnway Energy may have difficulty selling additional units for more than $500 per unit.

One thing to keep in mind in considering those proposals is that both Section 4.16(e) and Section 5.7 of the Operating Agreement would remain in place. Under Section 4.16(e), no units can be issued to any director or officer of Lincolnway Energy in those capacities without the vote of the members. Under Section 5.7, no member is permitted to, in general, directly or indirectly own, hold or control more than 49% of the outstanding units of Lincolnway Energy at any time. No person will, therefore, generally be able to own more than 49% of the outstanding units without the approval of the members.

Lincolnway Energy currently has no plans to attempt to offer or sell any additional units, but, again, the Directors believe it is prudent to allow some flexibility for that possibility if the Directors determine it is in the best interests of Lincolnway Energy.

The proposals to amend the Operating Agreement are not tied together, so the members will be able to approve either or both of those proposals.

Those proposals are discussed in the "AMENDMENT OF SECTION 4.16(f) OF THE SECOND AMENDED AND RESTATED OPERATING Agreement--PROPOSAL 4" and "DELETION OF SECTION 4.16(g) OF THE SECOND AMENDED AND RESTATED OPERATING AGREEMENT--PROPOSAL 5" Sections of the Proxy Statement, beginning on page 22 of the Proxy Statement.

It is important that your units be represented and voted at the meeting. The Directors therefore urge you to carefully review all of the materials, and then complete, sign and date your Ballot and promptly return it in the reply envelope that Lincolnway Energy will be mailing to you along with the Ballot on or around February 4, 2013. You can also print the Ballot off the website, and then return the Ballot to Lincolnway Energy. You should, however, first access and review all of the proxy materials on the website before printing off and sending in your Ballot. In either case, your Ballot must be received at the principal office of Lincolnway Energy before 3:00 p.m. on March 4 in order to be valid. This will also help ensure a quorum at the meeting and may save Lincolnway Energy, LLC the expenses and extra work of additional solicitation. If you return your Ballot before the meeting and decide that you want to change your vote, you can do so at any time before the voting results are announced at the meeting by either coming to the principal office of Lincolnway Energy before 3:00 p.m. on March 4 or by coming to the annual meeting and notifying any Director at any time before the voting results are announced at the meeting. In either case, you will be given another Ballot to complete and deliver either at the annual meeting or to the principal office of Lincolnway Energy at any time before 3:00 p.m. on March 4. You also can, however, wait to vote by Ballot at the meeting.

On behalf of the Directors, I would like to thank you for your continued interest in the affairs of Lincolnway Energy, LLC, and we look forward to seeing you at the meeting.

Sincerely,

/s/ Jeff Taylor
Jeff Taylor, Chairman